EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129132, 333-149222, 333-169671, 333-179764, 333-202964 and 333-205924) on Form S-8 and Registration Statements (Nos. 333-134611, 333-198728, 333-213194, 333-213778, and 333-215786 ) on Form S-3 of Smith Micro Software, Inc. and subsidiaries of our report dated March 30, 2018, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ SingerLewak LLP

Los Angeles, California
March 30, 2018